Exhibit 5.1

LAW OFFICES

THOMPSON WELCH SOROKO & GILBERT LLP

3950 CIVIC CENTER DRIVE

SUITE 300

SAN RAFAEL, CA 94903

(415) 448-5000

FACSIMILE

(415) 448-5010

SAN FRANCISCO OFFICE

(415) 262-1200

February 6, 2023

Board of Directors

AgeX Therapeutics, Inc.

1101 Marina Village Parkway, Suite 201

Alameda, California 94501

Re:	AgeX Therapeutics, Inc.
Registration Statement on Form S-8

Ladies/Gentlemen:

We are providing this opinion as counsel to AgeX Therapeutics, Inc. (“AgeX”), a Delaware corporation, in connection with a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), filed by AgeX to register 4,000,000 shares of AgeX common stock, par value $0.0001 per share (“Shares”), that may be granted or sold by AgeX under AgeX’s 2017 Equity Incentive Plan (the “Plan”).

In rendering our opinion, we have relied upon, among other things, our examination of such documents and records of AgeX as have been provided to us, including but not limited to the Plan, and the Certificate of Incorporation, as amended, and Bylaws of AgeX, and records of proceedings of the Board of Directors and stockholders of AgeX. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the original of all documents submitted to us as copies.

Based upon the foregoing, and upon our consideration of such matters of law as we deemed relevant, we are of the opinion that when the Shares are issued pursuant to the Plan, whether as restricted stock sold or granted for services provided, or sold pursuant to the exercise of stock options or the settlement of restricted stock units, in accordance with the terms of the Plan and the terms and conditions of the applicable grants of the applicable “Award” and any applicable “Award Agreement”, as the terms Award and Award Agreement are defined in the Plan, the Shares will be legally and validly issued and outstanding, fully paid and nonassessable.

The foregoing opinions are limited to the laws of the State of Delaware and the Federal laws of the United States of America.

We assume no obligation to supplement, amend, or to otherwise update the opinions expressed above if any applicable laws change after the date of this opinion letter, or if we become aware of any facts that might change our opinions after the date of this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Thompson Welch Soroko & Gilbert LLP
Thompson Welch Soroko & Gilbert LLP